EXHIBIT 99.B

NOTE:
This Debt Maturity Schedule Through 2007 details the interest rates, maturity dates and principal amounts outstanding under our and our subsidiaries’ outstanding debt obligations. This Schedule does not contain all the information about our outstanding debt that may be important to you. Additional information about our outstanding debt obligations is contained in, and this Schedule is subject to, the disclosures in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as amended, as filed with the Securities and Exchange Commission.

The information in this Debt Maturity Schedule may be accurate only on the date that it is first posted on our website. Although we may update this information periodically, we undertake no obligation to do so.

El Paso Corporation
Debt Maturity Schedule Through 2007
As of December 31, 2004
**Updated for Subsequent Retirements through March 2, 2005**
$ in Thousands

	Interest	Maturity	Principal
Description	Rate	Date	12/31/2004

2005

1Q05
El Paso Corporation - EPGT	8.490%	3/22/2005	6,500
Other Financing - Amortizing Debt *	Variable		9,311
			15,811
2Q05
El Paso Corporation - EPGT	7.980%	5/31/2005	10,000
El Paso Corporation - EPGT	7.850%	6/1/2005	10,000
El Paso Corporation - Sonat	6.875%	6/1/2005	167,296
Colorado Interstate Gas Company	10.000%	6/15/2005	180,000
El Paso Corporation - EPGT	7.410%	6/28/2005	20,000
Other Financing - Amortizing Debt *	Variable		18,362
			405,658
3Q05
Other Financing - Amortizing Debt *	Variable		56,559
			56,559
4Q05
El Paso Corporation - EPGT	7.900%	10/17/2005	2,000
El Paso Tennessee Pipeline Company	6.500%	12/15/2005	310
Other Financing - Amortizing Debt *	Variable		25,064
			27,374

Total 2005			505,402	(1),(2)

2006

1Q06
El Paso Corporation - 550 MM Euro	5.750%	3/14/2006	29,987	(3)
Other Financing - Amortizing Debt *	Variable		59,923
			89,910
2Q06
El Paso CGP Company	6.500%	5/15/2006	109,500
Other Financing - Amortizing Debt *	Variable		17,069
			126,569
3Q06
El Paso CGP Company	7.500%	8/15/2006	204,909
Other Financing - Amortizing Debt *	Variable		58,238
			263,147
4Q06
Other Financing - Amortizing Debt *	Variable		16,903
			16,903

Total 2006			496,529	(4)

2007

1Q07
Other Financing - Amortizing Debt *	Variable		58,844
			58,844
2Q07
Other Financing - Amortizing Debt *	Variable		18,281
			18,281
3Q07
El Paso Corporation - Equity Security Units	6.140%	8/16/2007	272,102
Other Financing - Amortizing Debt *	Variable		56,117
			328,219
4Q07
El Paso Corporation - Sonat	6.750%	10/1/2007	75,172
Southern Natural Gas Company	6.700%	10/1/2007	100,000
El Paso Corporation	6.950%	12/15/2007	300,000
Other Financing - Amortizing Debt *	Variable		14,314
			489,486

Total 2007			894,830	(5)

Notes:
* This represents total of amortizing debt obligations for the quarter, amounts updated for subsequent retirements through 3/2/2005.
(1) Excludes puttable debt of $75,000.
(2) Excludes $219MM of amortizing maturities from our Macae project financings and $29MM of amortizing maturities from our Mohawk River Funding II debt that are reclassified as current on the 12/31/04 balance sheet.

(3) In March 2005, we repaid debt with a principal balance of 528 million Euros, which had a carrying value of $724 million in long term debt on our balance sheet as of December 31, 2004. In conjunction with this repayment, we also terminated derivative contracts with a fair value of $152 million as of December 31, 2004 that hedged this debt. The total net payment was $579 million.

(4) Excludes puttable debt of $667,644.
(5) Excludes puttable debt of $600,000.